Filed Pursuant to Rule 433

Registration Statement No. 333-294072

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$0.00

-100.00%

-50.00%

$5.00

-50.00%

-20.00%

$8.00

-20.00%

-10.00%

$9.00

-10.00%

-6.00%

$9.40

-6.00%

-3.00%

$9.70

-3.00%

0.00%

$10.00

0.00%

3.00%

$10.90

9.00%

5.00%

$11.50

15.00%

8.34%

   $12.50(1)

25.00%

10.00%

$12.50

25.00%

30.00%

$12.50

25.00%

50.00%

$12.50

25.00%

100.00%

$12.50

25.00%

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure

An approximately equally weighted basket of three financial sector stocks comprised of the common stock of each of The Goldman Sachs Group, Inc. (NYSE symbol: “GS”), JPMorgan Chase & Co. (NYSE symbol: “JPM”),  and Morgan Stanley (NYSE symbol: “MS”) (each, a “Basket Stock”).

Payout Profile at Maturity	●3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ●1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your investment at risk
Participation Rate	300%
Capped Value	[$12.30 to $12.70] per unit, a [23.00% to 27.00%] return over the principal amount, to be determined on the pricing date.
Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, and are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1045520/000191870426029023/formfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

●Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

●Payments on the notes, including any repayment of principal, are subject to the credit risk of CIBC, and actual or perceived changes in the creditworthiness of CIBC are expected to affect the value of the notes. If CIBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Changes in the prices of the Basket Stocks may offset each other.

●As a noteholder, you will have no rights of a holder of any Basket Stock, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the issuers of the Basket Stocks.

●We do not control any company included in the Basket and have not verified any disclosure made by any such company. The companies included in the Basket will have no obligations relating to the notes.

●The Redemption Amount will not be adjusted for all corporate events that could affect the Basket Stocks.

●The Basket is concentrated in the financial sector and an investment in the notes involves certain risks associated with an investment in companies in the financial sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

(1)The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Canadian Imperial Bank of Commerce (CIBC) has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this document relates. Before you invest, you should carefully read these documents and other documents that CIBC has filed with the SEC for more complete information about CIBC and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. CIBC’s Central Index Key, or ClK, on the SEC website is 1045520. Alternatively, MLPF&S or BofAS will arrange to send you these documents if you so request by calling toll-free at 1-800-294-1322.